Exhibit 99-1

For Immediate Release

Goldfield Comments on Storm Restoration Activities and
Announces Extension of Stock Repurchase Program

MELBOURNE, Florida, September 30, 2004 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction and maintenance services in the southeastern United States, commented on its involvement in storm restoration efforts.  With respect to the effect of the recent four hurricanes that hit Florida, John Sottile president of Goldfield, stated that since mid-August, a substantial portion of the work force at the company's electrical construction subsidiary, Southeast Power Corporation, has been dedicated to storm restoration efforts for several electric utilities in Florida and Alabama.  This work is expected to be concluded by mid-October.  Mr. Sottile further stated that the effect of the restoration efforts on Southeast Power's results cannot be precisely gauged at this point.

Mr. Sottile stated that the hurricanes did not cause any material damage to any of the company's properties and did not disrupt its business.

The company also announced that its Board of Directors approved a one year extension of its stock repurchase plan (until September 16, 2005).  The plan, adopted in 2002, authorized the repurchase of up to 2,500,000 shares, of which 1,509,945 shares have been previously repurchased at an average price of $0.51 per share.   Goldfield has 26,209,468 shares outstanding.  Mr. Sottile stated that the Board approved the extension of the repurchase program in light of the company's strong capital position and the current price level of its stock.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern region and, more recently, the mid-Atlantic region, of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield also develops waterfront condominium projects on Florida's east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially.  For further details see the company's filings with the Securities and Exchange Commission.

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Further Information

Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com